EXHIBIT 23.1

CONSENT OF REILLY, PENNER & BENTON LLP

We consent to the incorporation by reference in the Registration Statement (No. 333-05799) on Form S-8 of A. O. Smith Retirement Security Plan of our report dated June 27, 2016, with respect to the statements of net assets available for benefits of the A. O. Smith Retirement Security Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the A. O. Smith Retirement Security Plan.

/s/ REILLY, PENNER & BENTON LLP

Reilly, Penner & Benton LLP

Milwaukee, Wisconsin

June 27, 2016